Exhibit 99.1

Unusual Machines Issues Letter to Shareholders

ORLANDO, FLORIDA / ACCESS Newswire / August 27, 2025 / Unusual Machines, Inc. (NYSE American: UMAC), a provider of NDAA-compliant drone components, today announced that CEO Allan Evans has issued a letter to shareholders providing an update on the company’s investment strategy and recent developments.

Dear Shareholders, I hope this letter finds you well as we approach the end of summer. As Unusual Machines continues to make progress and grow as a company, I feel it’s important to keep you up to date on our corporate investment strategy. While we will maintain cash reserves to maintain smooth operations, we plan on making several strategic investments as we pursue a U.S. drone treasury strategy.

For background, we are a domestic manufacturer of drone components. We strive to supply as many different drone companies as we can. This provides broad reach and has allowed investors in Unusual Machines to invest in our stock as a way to effectively invest in the U.S. drone industry as a whole. While we can invest up to 40% of our assets, exclusive of cash and government securities, our goal is to limit our investments well below that legal limit. As a management team, we thought it would be most appropriate if we extended that individual Unusual Machines investment thesis to our corporate investments. This will align our strategy to that of our shareholders and broaden exposure to an even greater portion of the industry.

Investment Approach

We have to be discerning in how we approach these investments. We have three criteria we look at on a case-by-case basis to determine if any opportunity (public or private) fits in our potential portfolio.

1.	Does it make for a good financial investment?
2.	Does it accelerate the emergence of an American drone ecosystem?
3.	Are there synergies with current Unusual Machines operations?

We are only interested in an investment if the answer is yes to all three of our criteria. We believe that we have a responsibility to our shareholders to work toward better financial returns from this drone treasury strategy than we could by investing in treasuries or bonds. Using these investments to accelerate the American drone ecosystem allows us to help build a bigger future market faster and has the secondary benefit of accelerating the expansion of our TAM (total addressable market). Finally, we view synergies with our current operations as another factor that allows us to amplify the gains we see from our investments.

Our First Investment

On August 22nd, we closed the first of our drone treasury investments. We participated in an $8M PIPE along with another strategic investor (Ondas Holdings) in Safe Pro Group (SPAI) – read more here. This investment can be used as an example to understand how we approach our three criteria.

1.	We feel confident in our diligence and expect this investment to generate a positive financial outcome. We believe the company is at an inflection point where their technology is mature and about to be effectively productized. We feel like our investment was at a good valuation and reduced concerns about their capitalization to allow them to go execute effectively while removing the risk of dilution in the short term.
2.	We believe that this investment will accelerate the development of their AI software and their edge computing capabilities. Their technology to detect landmines is crucial for the Department of Defense and will be vital after the current conflict in Ukraine ends, as major agricultural zones are currently unusable until they are demined.
3.	Given the work Safe Pro has done in Ukraine, this creates opportunities for Unusual Machines to get wider exposure to customers and also ensure that the cameras we provide are part of the algorithms that can be used by other drones as part of the demining process.

1

The process for this first investment has given us the confidence to proceed with rolling out this strategy and exploring other opportunities on an ongoing basis. We believe we are at the start of a multi-year drone supercycle that will be driven by legislation and expanding defense budgets that could make this drone treasury strategy very successful.

We believe that it is important for us to use the resources we have to pursue this strategy so that our shareholders continue to get the investment exposure they seek from Unusual Machines while we maximize the operational and financial returns we achieve with our balance sheet.

I want to thank you all again for your support, and I will continue to provide transparency in how we operate as we continue to grow. As part of that transparency, we expect to provide updates on this strategy as part of our quarterly investor communications.

Regards,

Allan Evans

CEO, Unusual Machines, Inc.

Safe Harbor Statement

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements include: our expectation that we will build a bigger market, our gains from our investments, the effect of our investment on our target, and the acceleration of our European exposure. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the ability of the target company to use the $8 million to advance its business and the impact on its future stock price, our inability to control the business and future stock price of any targets we invest in, and the various risks relating to our business which we have previously disclosed including the Risk Factors contained in our Form 10-Q for the six months ended June 30, 2025, our Prospectus Supplement dated July 14, 2025, fand in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit www.unusualmachines.com .

Contact:

CS Investor Relations

investors@unusualmachines.com

2